NEWS RELEASE for April 29, 2010 at 8:00AM Eastern Time

Contacts:               Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2010

BURLINGTON, MA (April 29, 2010)…Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the first quarter ended March 31, 2010.  Revenues for the quarter ended March 31, 2010 were $16.0 million, which represents a 9 percent increase over the $14.6 million reported in the first quarter of 2009.  Product and service revenues increased to $13.1 million, a 14 percent increase over the $11.5 million in the first quarter of 2009.  First quarter gross margin from product and service revenues was 62 percent, an increase over the 55 percent in the first quarter of 2009.  Loss before income taxes for the first quarter ended March 31, 2010 was $2.5 million, which included a $1.2 million charge related to the write-off of our remaining lease term at our old facility, $0.6 million in patent litigation expenses and a $1.0 million non-cash FAS 123R stock-based compensation expense.  The Company reported net loss of $2.5 million, or $0.14 per share for the first quarter of 2010.  The balance sheet continues to be strong with $101 million in cash, cash equivalents and short-term investments with no borrowings.

Chief Executive Officer Joseph P. Caruso commented, “We are very pleased with the increase in total revenues and product and service revenue this quarter as compared to the prior year.  Our extensive product portfolio and platform approach has been well received and perfectly positioned for this economic climate.  It allows our sales team to configure our technology solutions to fit physicians’ sites all over the world regardless of the particular economic pressure they are experiencing.  We are also pleased that 43 percent of our revenue was contributed from reoccurring sources other than one-time capital equipment sales.  Our gross margin growth was also a big improvement over the previous year.  We have worked hard to implement a number of cost cutting initiatives and introduced new technology contributing to the increase in gross margin over last year.  Our international initiatives are also paying off as revenue from outside North America continues to strengthen.  We will continue to invest in growing our international presence.”

Mr. Caruso continued, “We have made great progress since the beginning of the year on consumer product branding and positioning.  We are working toward bringing our consumer products to market with a target launch by the end of 2010. Our ability to manufacture in our new facility substantially decreases our time to market.”

Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 688-0796 or listen to the webcast in the About Palomar/Investors section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 71342567 and will be available for seven days. A webcast replay will also be available.

About Palomar Medical Technologies Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows these products to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.  Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets.

For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2009 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Product revenues	$9,167,266	$8,074,550
Service revenues	3,944,870	3,399,004
Royalty revenues	1,638,218	1,493,424
Funded product development revenues	-	431,133
Other revenues	1,250,000	1,250,000
Total revenues	16,000,354	14,648,111

Costs and expenses:
Cost of product revenues	3,317,193	3,351,249
Cost of service revenues	1,654,543	1,873,422
Cost of royalty revenues	655,287	597,369
Research and development	4,185,800	3,743,467
Selling and marketing	4,844,596	4,668,881
General and administrative	3,951,683	2,873,246
Total costs and expenses	18,609,102	17,107,634

Loss from operations	(2,608,748)	(2,459,523)

Interest income	110,252	193,201
Other income (expense)	13,592	(26,934)

Loss before income taxes	(2,484,904)	(2,293,256)

Provision for (benefit from) income taxes	19,134	(878,806)

Net loss	$(2,504,038)	$(1,414,450)

Net loss per share:
Basic	$(0.14)	$(0.08)
Diluted	$(0.14)	$(0.08)

Weighted average shares outstanding:
Basic	18,521,141	18,059,624
Diluted	18,521,141	18,059,624

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Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$76,147,389	$81,948,482
Short-term investments	25,000,000	25,000,000
Total cash, cash equivalents and short-term investments	101,147,389	106,948,482
Accounts receivable, net	5,355,148	4,436,219
Inventories	10,854,448	11,126,352
Other current assets	1,859,402	2,179,233
Total current assets	119,216,387	124,690,286

Marketable securities, at estimated fair value	3,583,747	4,024,313

Property and equipment, net	36,861,680	34,629,410

Other assets	205,587	126,087

Total assets	$159,867,401	$163,470,096

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable	$2,601,007	$2,696,217
Accrued liabilities	7,306,669	8,959,679
Deferred revenue	5,066,318	5,221,924
Total current liabilities	14,973,994	16,877,820

Accrued income taxes	2,963,326	2,965,077

Total liabilities	$17,937,320	$19,842,897

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	-	-
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued – 18,521,245 and 18,521,045 shares, respectively	185,213	185,211
Additional paid-in capital	207,696,378	206,740,492
Accumulated other comprehensive loss	(441,265)	(292,297)
Accumulated deficit	(65,510,245)	(63,006,207)
Total stockholders' equity	$141,930,081	$143,627,199

Total liabilities and stockholders’ equity	$159,867,401	$163,470,096

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